Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	March 2, 2005
949-250-7781

CALC Reports Significant Improvements in Fourth Quarter and Year End Results

Financial and Operating Highlights — 2004 vs. 2003

•                  Pre-tax income of $11.7 million, up 129% compared with 2003.

•                  Full year homebuilding revenues of $75.9 million, up 39% year-over-year

•                  Gross operating profit of $18.4 million, up 79% year-over-year

•                  Gross margin from homebuilding improved to 24.1% vs. 17.0% in 2003

                IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $3.0 million or $.28 per share-diluted for the three months ended December 31, 2004.  The fourth quarter results reflect gross operating profit of $10.0 million from delivery of 62 homes at the Company’s Chino and Riverside, California homebuilding projects, partially offset by operating expenses of $5.9 million, and minority interest in income from a consolidated joint venture of $1.1 million.  The current period operating expenses were primarily comprised of selling, general and administrative expenses of $2.4 million, other expense of $400,000, and an income tax provision of $3.2 million.

                The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number and locations of active selling communities over a given time period and market conditions during the period over which lots are held, may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The recent quarter’s operations were significantly more profitable than the fourth quarter of 2003, when the Company reported net income of $2.3 million, or $.21 per share-diluted generated by deliveries of 88 homes.  The prior year’s fourth quarter reflects gross operating profit of $6.5 million, offset by operating expenses of $4.2 million which were primarily composed of selling, general and administrative and income tax expenses.

Raymond J. Pacini, CEO of the Company stated: “We are very pleased with our 2004 results and expect to have another profitable year in 2005.”

The Company has active homebuilding projects in the Inland Empire area of Riverside and San Bernardino Counties; Lancaster in Los Angeles County; and Rancho Santa Fe in San Diego County.  The Company is also continuing to pursue other land development and lot acquisition opportunities throughout Southern California.  The Company has been building lot inventory during 2004, completing acquisitions of 265 single-family residential lots during the year, and entering into agreements to acquire an additional 357 lots in 2005.  As a result, the Company’s inventory of lots, homes under construction and optioned lots has increased 82%, from 342 as of December 31, 2003 to 623 as of December 31, 2004.

The Company reported $38.8 million in homebuilding revenues for the fourth quarter of 2004 from the 62 home deliveries described above.  This represents a $5.6 million, or 17%, increase compared with $33.2 million in revenues from 88 home deliveries at the North Corona and Riverside (Harvest) projects for the fourth quarter of 2003.  The increase in the average price of homes delivered from $377,000 in the fourth quarter of 2003 to $626,000 during the fourth quarter of 2004, and the increase in the current quarter gross margin of 25.8% compared with the prior period margin of 16.6%, reflects both home price appreciation over the past year and a change in product mix delivered.

                The tight supply of new homes in Southern California has resulted in significant home price increases over the last five years.  As a result, the affordability of new homes has been declining and could further jeopardize future demand.

The Company also reported net income of $4.8 million, or $.44 per share-diluted for 2004.  Results for 2004 reflect $18.4 million of gross operating profit from delivery of 135 homes, and income of $400,000 from the Company’s unconsolidated joint ventures.  These income items were partially offset by $5.8 million of selling, general and administrative expenses, $1.1 million of other expense, $4.5 million of income taxes and $2.4 million of minority interest in income of a consolidated joint venture.   The $1.1 million of other expense was primarily due to an increased accrual of $500,000 for a litigation settlement during the third quarter and $300,000 for recurring real estate holding costs.

The Company’s operations for 2004 were significantly more profitable than 2003 when the Company reported net income of $2.9 million, or $.27 per share — diluted, which reflected gross operating profit of $9.3 million from delivery of 154 homes and $1.0 million from the sale of a commercial parcel, partially offset by $4.4 million of selling, general and administrative expenses and $1.1 million of other expense primarily reflecting an accrual for environmental remediation costs.  The Company generated $9.0 million more in gross operating profit from home sales during 2004 compared with 2003, while delivering 19 fewer homes (135 vs. 154).

The increases in selling, general and administrative expenses for the 2004 periods compared with the 2003 periods primarily reflect increases in accrued incentive compensation for the Company’s homebuilding business, along with non-cash compensation expense related to the grant and vesting of stock options.

                The Company reported $75.9 million in homebuilding revenues for 2004, reflecting the delivery of 135 homes at the Company’s homebuilding projects.  This represents a $21.2 million, or 39% increase compared with $54.7 million in revenues during 2003, which reflects the delivery of 154 homes.  The increase in the average price of homes delivered, from $355,000 in 2003 to $562,000 in 2004, and the increase in the gross margin from homebuilding from 17.0% in 2003 to 24.1% in 2004, primarily reflects the increased margin on the Chino, Riverside (Jasper Ranch) and North Corona projects, as compared with the margin on the Riverside (Harvest) and North Corona projects in the prior year, and home price appreciation experienced in the Inland Empire during the past year in excess of 30%.

The Company’s current homebuilding projects, which are located in the “Inland Empire” area of Southern California in Riverside and San Bernardino counties, and in Los Angeles and San Diego counties, are currently expected to generate positive cash flows, after net investments in new projects to acquire 357 lots during the next 24 months, assuming that present economic conditions and positive housing market trends continue.

  Southern California, including the Inland Empire, has experienced significant population and job growth in the past decade.  While continued growth is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to cease.

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the Company’s principal asset, representing 62% of total assets at December 31, 2004.  In January 2005, the Company filed a new application for a Coastal Development Permit (“CDP”) with the Coastal Commission, for a proposed residential development project consisting of 347 homes to be built on 68 acres of the approximately 105-acre upper bench of the Bolsa Chica mesa.  This new application reflects elimination of development in environmentally sensitive habitat areas and increased buffers between the habitat areas and the proposed development.  The Company made these substantial changes to its proposed development plan in response to issues raised with respect to the prior CDP application at the Coastal Commission’s October 13, 2004 hearing. These modifications resulted in a nine-acre decrease in the proposed development area and a corresponding decrease of 32 homes in the plan.  The Company expects that the Coastal Commission staff will issue their recommendation to the Coastal Commission in late March or early April 2005 and the Company currently expects that the Commission will hold a hearing on the new CDP application during April 2005.  However, there can be no assurance that further delays will not be encountered.

                The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on a mesa south of the Bolsa Chica wetlands.  Hearthside Homes has delivered over 1,700 homes to families throughout Southern California over the last ten years.

Prohibition Against Becoming a 5% Stockholder

and No Further Acquisitions by Current 5% or Greater Stockholders

                Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $164 million of net operating loss carryovers (“NOLs”).  All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s board of directors  determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

                Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), cash flows or sales, the completion of the pending $65 million sale of the lower bench of the Bolsa Chica Mesa to the State of California’s Wildlife Conservation Board, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

                These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

                Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

                The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

($ in millions, except per home data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Homes delivered	62	88	135	154

Home sales revenue	$38.8	$33.2	$75.9	$54.7
Cost of sales	28.8	27.7	57.6	45.4

Gross operating profit from homebuilding	$10.0	$5.5	$18.3	$9.3

Gross margin percentage	25.8%	16.6%	24.1%	17.0%

Per Home Data

Average sales price	$626,000	$377,000	$562,000	$355,000

Increase in average sales price*	66%		58%

Average Gross Margin	$161,300	$62,500	$135,600	$60,400

Increase in average gross margin **	158%		125%

Lot Inventory

Backlog of homes sold, but not closed at end of period			7	20

Completed homes in inventory			6	—

Entitled lots controlled at end of period
Owned lots			253	136
Optioned lots			357	186

Total homes and lots			623	342

*           Reflects a combination of change in product mix and appreciation.

** Primarily reflects price appreciation and a comparatively higher price level for home deliveries in Chino (2004)  vs. Riverside County (2003).

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues:
Homebuilding	$38.8	$33.2	$75.9	$54.7
Non-residential land	—	1.1	.1	1.1
	38.8	34.3	76.0	55.8

Costs of sales:
Homebuilding	28.8	27.7	57.6	45.4
Non-residential land	—	.1	—	.1
	28.8	27.8	57.6	45.5

Gross operating profit	10.0	6.5	18.4	10.3

Selling, general and administrative expenses	2.4	1.9	5.8	4.4
Interest expense	—	—	.2	.2
Income from unconsolidated joint ventures	(.1)	(.1)	(.4)	(.5)
Other expense, net	.4	.5	1.1	1.1

Income before income taxes	7.3	4.2	11.7	5.1

Provision for income taxes	3.2	1.9	4.5	2.2

Minority interest in income of consolidated joint venture	1.1	—	2.4	—

Net income	$3.0	$2.3	$4.8	$2.9

Earnings per common share-basic	$.30	$.23	$.48	$.29

Earnings per common share-diluted	$.28	$.21	$.44	$.27

Weighted average common shares outstanding:

Basic	10.1	10.1	10.1	10.1

Diluted	10.9	10.8	10.8	10.8

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	December 31,	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$9.0	$14.7

Restricted cash	1.1	—

Real estate held for current development or sale	49.9	27.5

Real estate to be held for current development — not owned	24.7	—

Land held for future development	156.4	153.6

Other assets	9.7	2.3

Total Assets	$250.8	$198.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$15.0	$6.3

Project debt	22.6	10.4

Obligations related to consolidated real estate not owned	24.7	—

Other liabilities	9.3	12.9

Total liabilities	71.6	29.6

Minority interest	.3	3.9

Stockholders’ equity (a)	178.9	164.6

	$250.8	$198.1

Shares outstanding (b)	10.9	10.8

Book value per share (b)	$16.41	$15.24

(a)                                  Increase since December 31, 2003 reflects $4.8 million of net income, $8.9 million from reversal of valuation reserve on pre-Reorganization net operating losses, $500,000 from issuance of stock for exercised options and the related tax effect, and $300,000 from non-cash compensation for issuance of stock options.

(b)                                 Assumes exercise of 719,996 and 754,996 outstanding stock options for common shares which were dilutive as of December 31, 2004 and 2003, respectively.